AMENDMENT TO THE

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment (this "Amendment") to the Amended and Restated Employment Agreement of Bruce N. Huff dated as of June 9, 2010 (the "Agreement") is entered into as of January 27, 2012 by and between Far East Energy Corporation, a Nevada corporation ("Company"), and Bruce N. Huff ("Employee").

WHEREAS, the Company wishes to assure itself of the continued services of Employee as the Company's Chief Financial Officer for the period provided in this Amendment, and Employee is willing to perform services for the Company for such period, upon the terms and conditions hereinafter provided beginning on April 19, 2010 (the "Effective Date"); and

WHEREAS, the Company and Employee desire to amend the Agreement on the terms herein provided.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Section 1 of the Agreement shall be amended and restated to read as follows in its entirety:

1. Term. The term of employment under this Agreement shall commence and this Agreement shall commence on the Effective Date and shall continue for a period ending on January 27, 2016, unless extended or sooner terminated in accordance with the terms hereof (the "Term"). Either the Company or Employee may terminate Employee’s employment with or without Cause or Good Reason (each as defined below). Termination of Employee's employment shall take effect as set forth in Section 7 and, upon the termination taking effect, Employee's right to additional compensation (other than amounts earned, accrued or owing or as otherwise set forth herein). Upon mutual agreement of the Company and Employee, this Agreement may be extended for such period as the parties may agree.

Section 7(g) of the Agreement shall be amended and restated to read as follows in its entirety:

(g) In order to receive any of the payments set forth in Section 8 (except for amounts earned, accrued or owing to which Employee is already entitled as of the date of termination), Employee must first timely execute a separation agreement and release of all claims against the Company (other than for amounts earned, accrued or owing to which Employee is already entitled as of the date of termination) in a form suitable to the Company; provided, however, that the Company shall provide Employee with such form on a timely basis so that Employee is able to provide the Company with the executed separation agreement and release of claims to ensure that the payments made pursuant to Section 8 hereto are made within the “short term deferral period” within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder. Notwithstanding anything contained in this Amendment to the contrary, if Employee terminates his employment with the Company prior to the date that is the earlier of the nine (9) month anniversary of the date of this Amendment and the consummation of any Change of Control, the terms and conditions of this Amendment shall be void and of no legal effect, and the terms of the Agreement shall govern the Employee’s employment with the Company.

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Section 8(a) of the Agreement shall be amended and restated to read as follows in its entirety:

(a) Death or Disability. If Employee's employment shall be terminated by reason of death or Disability, the Company shall pay Employee the portion of the Base Salary which would have been payable to Employee through the date his employment is terminated; plus, any other amounts earned, accrued or owing as of the date of death or Disability of Employee but not yet paid to Employee under Section 3. In the event of the death or Disability of Employee, then any payment due under this Section 8(a) shall be made to Employee or Employee's estate, heirs, executors, administrators, or personal or legal representatives, as the case may be. Within one (1) year following Employee's termination of employment due to death or Disability, Employee or Employee's estate, heirs, executors, administrators, or personal or legal representatives, as the case may be, shall be entitled to exercise all options granted to Employee to the extent such options are vested and exercisable at the time of such termination pursuant to this Agreement or otherwise, and all such options not exercised within such one (1) year period shall be forfeited; provided, however, that in no event shall any option be exercisable after its original expiration date. Notwithstanding the foregoing sentence, in no event may Employee or Employee’s estate, heirs, executors, administrators, or personal or legal representatives, as the case may be, exercise such vested and exercisable options later than the earlier of (A) the latest date upon which the option could have expired by its original terms under any circumstances, or (B) the 10th anniversary of the original date of grant of the option.

Section 8(c) of the Agreement shall be amended and restated to read as follows in its entirety:

(c) Without Cause; Good Reason; Change of Control. If Employee's employment is terminated by the Company without Cause (other than as a result of death or Disability) or Employee terminates his employment for Good Reason:

(i) then Employee shall be entitled to a lump sum payment in an amount equal to one-hundred percent (100%) of Employee's annual Base Salary in the year in which he experiences a "Separation of Service" (as defined in Section 409A of the Code); provided that, notwithstanding the foregoing, if Employee experiences a Separation of Service without Cause or for Good Reason on or within 24 months after a Change of Control (as defined below), then the Company shall pay Employee a lump sum payment in an amount equal to two hundred percent (200%) of Employee's annual Base Salary in the year of such Separation of Service;

(ii) Employee shall be entitled to all amounts earned, accrued or owing through the date his employment is terminated but not yet paid to Employee under Section 3; and

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(iii) Employee shall be entitled to exercise within one (1) year after the date of termination of Employee's employment all options granted to him to the extent vested and exercisable at the date of termination of Employee's employment; provided that in no event may Employee exercise such vested and exercisable options later than the earlier of (A) the latest date upon which the option could have expired by its original terms under any circumstances, and (B) the 10th anniversary of the original date of grant of the option.

Section 8(f)(iii) of the Agreement shall be amended and restated to read as follows in its entirety:

(iii) the (A) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or (B) sale or other disposition (in one transaction or a series of related transactions) of more than 40% of all of the assets of the Company and its subsidiaries on a consolidated basis, unless the successor entity existing immediately after such sale or disposition is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such sale or disposition;

Section 13 of the Agreement shall be amended and restated to read as follows in its entirety:

13. Compliance with Section 409A. It is the intent of this Agreement that no payment to Employee shall result in “nonqualified deferred compensation” within the meaning of Section 409A. However, if all or a portion of the payments set forth in this Agreement meet the definition of nonqualified deferred compensation, the Company intends that such payments be made in a manner that complies with Section 409A. The Company shall be entitled to take reasonable steps to fulfill this intent, including, but not limited to, making any amendments to this Agreement as may be necessary to comply with the provisions of Section 409A, in each case, without the consent of Employee. Notwithstanding the foregoing, the Company does not make any representation that the benefits provided under this Agreement will be exempt from Section 409A and makes no undertakings to preclude Section 409A from applying to the benefits provided under this Agreement. In addition, a delay of payment shall not, in and of itself, constitute a violation of the deferral or distribution requirements of Section 409A or a breach of this Agreement if, based on the Company’s reasonable understanding, such payment would limit the ability of the Company to take a deduction under Section 162(m) of the Code; provided that payment shall be made at the earliest date at which the Company reasonably anticipates that the deduction of the payment amount will not be limited by application of Section 162(m) of the Code or by the end of the calendar year in which Employee terminates employment.

For purposes of applying the provisions of Section 409A, each separately identified amount to which Employee is entitled shall be treated as a separate payment. The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this Agreement may not be accelerated except as otherwise permitted under Section 409A. Furthermore, if any payments are to be made within a specified period of time or during a calendar year, the date of such payment shall be in the sole discretion of the Company.

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Payment or reimbursement of expenses incurred by Employee pursuant to this Agreement shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of such expenses eligible for payment or reimbursement, or in-kind benefits provided, in any year shall not affect the amount of such expenses eligible for payment or reimbursement, or in-kind benefits to be provided, in any other year, except for any limit on the amount of expenses that may be reimbursed under an arrangement described in Code Section 105(b). Additionally, any right to expense reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

Ratifications.  The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Agreement.  Except as expressly modified and superseded by this Amendment, the Company and Employee each hereby (a) ratifies and confirms the Agreement, (b) agrees that the same shall continue in full force and effect, and (c) agrees that the same are the legal, valid and binding obligations of the Company and Employee, enforceable against the Company and Employee in accordance with its respective terms.

Severability.  If, for any reason, any provision of this Amendment is held invalid, illegal or unenforceable such invalidity, illegality or unenforceability shall not affect any other provision of this Amendment not held so invalid, illegal or unenforceable, and each such other provision shall, to the full extent consistent with law, continue in full force and effect.  In addition, if any provision of this Amendment shall be held invalid, illegal or unenforceable in part, such invalidity, illegality or unenforceability shall in no way affect the rest of such provision not held so invalid, illegal or unenforceable and the rest of such provision, together with all other provisions of this Amendment, shall, to the full extent consistent with law, continue in full force and effect.  If any provision or part thereof shall be held invalid, illegal or unenforceable, to the fullest extent permitted by law, a provision or part thereof shall be substituted therefor that is valid, legal and enforceable.

Headings.  The headings of Sections are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Amendment.

Governing Law.  This Amendment has been executed and delivered in the State of Texas, and its validity, interpretation, performance and enforcement, and all disputes and controversies in connection therewith, shall be governed by the laws of the State of Texas, without giving effect to any principles of conflicts of law that would apply any other law.

Withholding.  All amounts paid pursuant to the Agreement and this Amendment shall be subject to withholding for taxes (federal, state, local or otherwise) to the extent required by applicable law.

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Counterparts.  This Amendment may be executed in counterparts, each of which, when taken together, shall constitute one original agreement.

Waiver.  No term or condition of the Agreement or this Amendment shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Amendment or the Agreement except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

Entire Agreement.  The Agreement and this Amendment, together, contain the entire understanding between the parties hereto regarding this subject except that this Amendment shall not affect or operate to reduce any benefit or compensation inuring to Employee of a kind elsewhere provided and not expressly provided for in the Agreement or this Amendment.

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IN WITNESS WHEREOF, Company has caused its duly authorized officer and directors to execute and attest to this Amendment, and Employee has placed his signature hereon, effective as of the Effective Date.

COMPANY:

FAR EAST ENERGY CORPORATION

By:	/s/ Michael R. McElwrath
Name:	Michael R. McElwrath
Title:	Chief Executive Officer

EMPLOYEE:

By:	/s/ Bruce N. Huff
Bruce N. Huff

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